Exhibit 99.2

[Closing Date], 2025

To the Persons Listed on the Attached Schedule I

Re:	Federal and New York Constitutional Law Issues related to RG&E Recovery Bonds

Opinion Recipients:

We have served as counsel to Rochester Gas & Electric Corporation (“RG&E”), a New York public utility, in connection with the issuance and sale on the date hereof by RG&E Storm Funding, LLC, a Delaware limited liability company (the “Issuer”), of $75,300,000 aggregate principal amount of the Issuer’s Recovery Bonds, Series 2025-A (the “Bonds”), which are more fully described in the Registration Statement on Form SF-1 (File Nos. 333-283455 and 333-283455-01) filed on November 26, 2024 (as amended, the “Registration Statement”) and the preliminary prospectus (the “Prospectus”) included as part of the Registration Statement. The Bonds are being sold pursuant to the provisions of the Underwriting Agreement dated [date], 2025 (the “Underwriting Agreement”) between RG&E, the Issuer, and underwriters named in Schedule I to the Underwriting Agreement. The Bonds are being issued under the provisions of the indenture dated as of the date hereof, as supplemented by the Series Supplemented dated as of the date hereof (the “Supplemental Indenture”) between the Issuer and the Trustee, establishing the terms of the Bonds (the original Indenture, as so supplemented, is referred to as the “Indenture”), among the Issuer, U.S. Bank Trust Company, National Association, as indenture trustee (the “Indenture Trustee”) and U.S. Bank National Association, as securities intermediary and account bank. According to the Indenture, the Indenture Trustee holds the recovery property described below (the “Recovery Property”) as collateral security for the payment of the Bonds.

In 2024, the New York legislature enacted the “New York Utility Corporation Securitization Act” (referred to herein as the “Securitization Act”), 2024 New York Laws, Chapter 224. The Securitization Act, which was signed by Governor Kathy Hochul on August 14, 2024, authorizes utility corporations to petition the State of New York Public Service Commission (“PSC”) for a financing order to finance certain storm costs incurred by the utility corporation in connection with the restoration of service and infrastructure associated with electric power outages affecting consumers as a result of one or more storms (“recovery costs”) through the issuance of recovery bonds.1

The Securitization Act permits the PSC to impose non-bypassable recovery charges on all existing and future consumers receiving transmission or distribution service, or both, from RG&E or its successors or assignees under rate schedules or under special contracts approved by the PSC. The PSC governs the amount and terms for collections of these recovery charges through one or more financing orders to provide, among other things, for the recovery of recovery costs

[1]	2024 Laws of New York, Chapter 224 § 3.

ATLANTA  AUSTIN  BANGKOK  BEIJING  BOSTON  BRUSSELS  CHARLOTTE  DALLAS  DUBAI  HOUSTON  LONDON

LOS ANGELES  MIAMI  NEW YORK  RICHMOND  SAN FRANCISCO  TOKYO  TYSONS  WASHINGTON, DC

www.HuntonAK.com

To the Persons Listed on the Attached Schedule I

[closing date], 2025

through the issuance of Bonds secured by a pledge of Recovery Property, defined below.2 In issuing a financing order, the PSC must provide that the proposed financing through issuance of the recovery bonds and the imposition and collection of recovery charges are expected to provide quantifiable benefits to consumers as compared to the costs that would have been incurred absent the issuance of the recovery bonds and the net present value of the costs to consumers that are estimated to result from the financing through issuance of recovery bonds is less than the net present value of costs of the application of the traditional method of financing and recovering recovery costs from consumers. 3

Upon the issuance of the Bonds, the PSC may not amend, modify, or terminate the irrevocable financing order by any subsequent action or reduce, impair, postpone, terminate, or otherwise adjust recovery charges approved in the financing order except as adjusted pursuant to the true-up mechanism described in financing order.4

The Securitization Act defines Recovery Property as follows:

13. “Recovery property”

(a) means the property rights and interests created pursuant to this act, including but not limited to any and all right, title, and interest:

(i)	in and to recovery charges established pursuant to a financing order, as approved by the [PSC] and adjusted form time to time in accordance with such financing order;

(ii)

in and to all revenues, collections, claims, payments, money, or proceeds of or arising from the recovery charges or constituting recovery charges that are the subject of a financing order, regardless of whether such revenues, collections, claims, payments, money, or proceeds are imposed, billed, received, collected, or maintained together with or commingled with other revenues, collections, claims, payments, money, or proceeds; and

(iii)	in and to all rights to obtain periodic adjustments to the recovery charges pursuant to the terms of the financing order; and

[2]	Id.
[3]	Id. § 3(5)(b).
[4]	Id. § 3(5)(g).

To the Persons Listed on the Attached Schedule I

[closing date], 2025

(b) shall constitute a vested, presently existing property right.5

Section 9 of the Securitization Act reads, in relevant part:

The state pledges to and agrees with the holders of recovery bonds, any assignee and all financing parties that the state will not in any way take or permit any action that limits, alters or impairs the value of the recovery property or, except as required by a true-up mechanism described in the financing order, reduce, alter or impair recovery charges that are imposed, collected and remitted for the benefit of the owners of recovery bonds, any assignee, and all financing parties, until all principal, interest and redemption premium in respect of recovery bonds, all other financing costs and all amounts to be paid to an assignee or financing party under an ancillary agreement are paid or performed in full.6

This agreement is referred to as the “State Pledge.” Nothing in the State Pledge will “preclude limitation or alteration [of the recovery charges provided in a financing order] if and when full compensation, including full cost recovery, is made for the full protection of the recovery charges collected pursuant to a financing order and the full protection of the holders of recovery bonds and any assignee or financing party.”7

On August 23, 2024, RG&E submitted a petition for a financing order to the Commission, seeking authority to recover approximately $75 million of approved recovery costs and upfront financing costs incurred by RG&E prior to July 1, 2024. The PSC issued its financing order (the “Financing Order”) authorizing RG&E to issue a series recovery bonds (the “Bonds”) to recover approximately $75 million of approved recovery costs (the “Recovery Charges”), plus upfront financing costs (the “Securitizable Balance”) in Case 24-E-0493 on or about December 19, 2024. The Financing Order is operative and in full force and effect as of the date of its issuance. The Financing Order will be irrevocable, final and effective without further action by the PSC, or any other entity, upon issuance of the Bonds and will be legally enforceable against the State and the PSC. In accordance with subdivision 11 of section 3 of the Act, the validity of the Financing Order may only be challenged by an aggrieved party pursuant to an action, suit or proceeding filed directly in the Supreme Court, Appellate Division, Third Judicial Department, within thirty days after it becomes final.

[5]	Id. § 2(13).
[6]	Id. § 9(1).
[7]	Id. § 3(5)(g).

To the Persons Listed on the Attached Schedule I

[closing date], 2025

After issuance of the Bonds, the Financing Order, pursuant to the Securitization Act, is irrevocable and is not subject to amendment, modification or termination by further action of the PSC, except as contemplated by the periodic true-up adjustments, until full compensation, including full cost recovery, is made for the full protection of the recovery charges collected pursuant to a financing order and the full protection of the holders of recovery bonds and any assignee or financing party.8 The Financing Order authorizes the issuance of the Bonds in one or more series in an aggregate principal amount not to exceed an amount equal to the Securitizable Balance as of the issuance date plus up-front financing costs to issue the Bonds.

QUESTIONS PRESENTED

You have requested our reasoned opinion with respect to the following questions presented under the Federal and New York Constitutions:

(A)(i) Whether the holders of the Bonds (the “Bondholders”), by virtue of the State Pledge, could successfully challenge under Article I, Section 10 of the United States Constitution (the “Federal Contract Clause”) the constitutionality of any legislative action of the State of New York (the “State”),9 by legislation10 that becomes law (“Legislative Action”) that limits, alters, or impairs the value of the Recovery Property or reduces, alters, or impairs the Recovery Charges so as to impair (a) the terms of the Indenture or the Bonds or (b) the rights and remedies of the Bondholders (or the Indenture Trustee acting on their behalf) before the Bonds are fully paid and discharged;11

[8]

Section 3(5)(g) of the Securitization Act states, in full, that “a financing order issued by the [PSC] to a utility corporation, shall . . .[p]rovide and pledge that after the earlier of the transfer of recovery property to an assignee or the issuance of recovery bonds authorized thereby, a financing order is irrevocable until the indefeasible payment in full of the Bonds and the financing costs, and, provided that, except permitted by subdivision 8 of this section [relating to a financing order to refinance the Bonds] or to the implementation of the any true-up mechanism, the [PSC] may not amend, modify, or terminate the financing order by any subsequent action or reduce, impair, postpone, terminate, or otherwise adjust recovery charges approved in the financing order, provided nothing shall preclude limitation or alteration if and when full compensation, including full cost recovery, is made for the full protection of the recovery charges collected pursuant to a financing order and the full protection of the holders of recovery bonds and any assignee or financing party.

[9]

The New York Constitution does not include an impairment of contracts clause. See 20 N.Y. Jur. 2d Const. Law § 326 (“Nothing in the New York Constitution insulates contract obligations from impairment by the legislature.”) (citing the former New York Constitution impairment of contracts provision that was repealed effective January 1, 1963, N.Y. Const. Art. I, § 15).

[10]

Unlike the citizens of California and some other states, the citizens of the State of New York currently do not have the constitutional right to adopt or revise state laws by initiative or referendum. Thus, absent an amendment of the New York Constitution, the Securitization Act cannot be amended or repealed by direct action of the electorate of the State of New York.

[11]	Any impairment described in clause (a) or (b) is referred to herein as an “Impairment.”

To the Persons Listed on the Attached Schedule I

[closing date], 2025

(ii) Whether preliminary injunctive relief would be available under federal law to delay implementation of Legislative Action that results in an Impairment pending final adjudication of a claim challenging such Legislative Action in federal court and, assuming a favorable final adjudication of such claim, whether permanent injunctive relief would be available to enjoin the implementation of the challenged Legislative Action.

(B)(i) Whether, under the Takings Clause of the Fifth Amendment to the United States Constitution (the “Federal Takings Clause”), the State could repeal or amend the Securitization Act or take any other action in contravention of the State Pledge without paying just compensation to the Bondholders, as determined by a court of competent jurisdiction, if doing so (a) constituted a permanent appropriation of a substantial property interest of the Bondholders in the Recovery Property or denied all economically productive use of the Recovery Property; (b) destroyed the Recovery Property other than in response to emergency conditions; or (c) substantially limited, altered, or impaired the value of the Recovery Property or reduced, altered, or impaired the Recovery Charges so as to unduly interfere with the reasonable expectations of the Bondholders arising from their investments in the Bonds (a “Taking”).

(ii) Whether, under Article I, Section 7(a) of the New York Constitution (the “New York Takings Clause”) and as determined by a court of competent jurisdiction, the State could repeal or amend the Securitization Act or take any other action in contravention of the State Pledge, assuming such action constituted a Taking, without paying just compensation to the Bondholders.

OPINIONS

Based on our review of the facts and the relevant judicial authorities, and subject to the qualifications, limitations, and assumptions set forth in this letter (including the assumption that any Impairment would be “substantial”), it is our opinion that a reviewing court of competent jurisdiction, in a properly prepared and presented case:

(1)

would conclude, with respect to the question presented above in (A)(i), that the State Pledge constitutes a contractual relationship between the Bondholders and the State and that, absent a demonstration by the State that an Impairment is necessary to further a significant and legitimate public purpose, and upon a finding by the court that an evident and more moderate course would serve the State’s purposes equally well, the Bondholders (or the Indenture Trustee acting on their behalf) could successfully challenge under the Federal Contract Clause the constitutionality of any Legislative Action determined by such court to cause an Impairment before the Bonds are fully paid and discharged;

To the Persons Listed on the Attached Schedule I

[closing date], 2025

(2)

would conclude, with respect to the question presented above in (A)(ii), that sound and substantial arguments support the granting of preliminary injunctive relief and that permanent injunctive relief is available under federal law to prevent implementation of Legislative Action hereafter taken and determined by such court to cause an Impairment in violation of the Federal Contract Clause; and

(3)

would conclude, with respect to the question presented above in (B)(i) and (ii), that under the Federal Takings Clause and the New York Takings Clause, the State is required to pay just compensation to the Bondholders if the State’s repeal or amendment of the Securitization Act or taking of any other action in contravention of the State Pledge constituted a Taking.

We note that this letter is limited to the laws of the United States of America and the State of New York. Our opinions are based on our evaluation of the facts and circumstances described herein and the existing precedent and arguments relevant to the factual circumstances likely to exist at the time of a challenge to Legislative Action (or other State action) based on the Federal Contract Clause or Federal or New York Takings Clause. Such precedent and such circumstances could change materially from those discussed below. Accordingly, the opinions herein are intended to express our belief as to the result that should be obtainable through the proper application of existing judicial decisions in a properly prepared and presented case. None of the foregoing opinions is intended to be a guaranty as to what a particular court would hold; rather, each such opinion is an expression as to the decision a court ought to reach if the issue were properly prepared and presented and the court followed what we believe to be the applicable legal principles under existing precedent.

In addition, we are not aware of any reported controlling precedent that is directly on point with respect to the questions presented above. Thus, our analysis is a reasoned application of judicial decisions involving similar or analogous circumstances. Moreover, the application of equitable principles (including the issuance of injunctive relief) is subject to the discretion of the court asked to apply them. We cannot predict the facts and circumstances that will be present in the future and may be relevant to the exercise of such discretion. As a result, there can be no assurance that a court will follow our reasoning or reach the conclusions that we believe are supported by current precedent. The recipients of this letter should assess these considerations in analyzing the risks associated with the subject transaction.

To the Persons Listed on the Attached Schedule I

[closing date], 2015

DISCUSSION

I.	THE FEDERAL CONTRACT CLAUSE

The Federal Contract Clause provides that “[n]o State shall . . . pass any . . . Law impairing the Obligation of Contracts.”12 The United States Supreme Court has long instructed that this language serves “to encourage trade and credit by promoting confidence in the stability of contractual obligations.”13 Accordingly, “the [Federal] Contract Clause limits the power of the States to modify their own contracts as well as to regulate those between private parties.”14 While on its face the Federal Contract Clause appears to proscribe any law impairing the obligation of contracts, the Supreme Court has made clear that the Clause’s proscription “is not an absolute one and is not to be read with literal exactness like a mathematical formula.’”15

Instead, the Supreme Court applies a three-part test to determine whether a legislative action violates the Federal Contract Clause:

(1)	whether the legislative action operates as a substantial impairment of a contractual relationship;

(2)	assuming such an impairment, whether the legislative action is justified by a significant and legitimate public purpose; and

(3)	whether the adjustment of the rights and responsibilities of the contracting parties is reasonable and appropriate given the public purpose behind the legislative action.[16]

[12]	U.S. Const. art. I, § 10.
[13]	U.S. Trust Co. v. New Jersey, 431 U.S. 1, 15 (1977).
[14]	Id. at 17.
[15]

Id. at 21 (internal quotation marks omitted); see also Energy Reserves Grp., Inc. v. Kan. Power & Light Co., 459 U.S. 400, 410 (1983) (“Although the language of the [Federal] Contract Clause is facially absolute, its prohibition must be accommodated to the inherent police power of the State ‘to safeguard the vital interests of its people.’”) (quoting Home Bldg. & Loan Ass’n v. Blaisdell, 290 U.S. 398, 434 (1934)).

[16]	Energy Reserves, 459 U.S. at 411–13; see also Buffalo Teachers Fed’n v. Tobe, 464 F.3d 362, 367–68 (2d Cir. 2006).

To the Persons Listed on the Attached Schedule I

[closing date], 2015

In addition, in cases involving a contract with a state, there is an additional step known as the “reserved powers doctrine.” That doctrine requires a reviewing court to ask whether a state has “surrender[ed] an essential attribute of its sovereignty,” which the state is not permitted to do.17

The following subparts address: (1) whether a contract exists between the State and the Bondholders; (2) if so, whether that contract violates the “reserved powers” doctrine; and (3) the State’s burden in justifying an Impairment. The determination of whether a Legislative Action constitutes a substantial impairment of a particular contract is a fact-specific analysis, and nothing in this letter expresses an opinion as to how a court of competent jurisdiction would resolve that issue with respect to the Financing Order, the Recovery Property, or the Bonds. Therefore, we assume for purposes of this letter that any Impairment resulting from a challenged Legislative Action would be substantial under the Federal Contract Clause.

A. The Existence of a Contractual Relationship

The law is clear that a contractual relationship may, in certain circumstances, arise from a legislative enactment. Courts have recognized, however, a general presumption that “absent some clear indication that [a] legislature intends to bind itself contractually, . . . ‘a law is not intended to create private contractual or vested rights but merely declares a policy to be pursued until the legislature shall ordain otherwise.’”18 That presumption arises from the principle that a legislature’s primary function “is not to make contracts, but to make laws that establish the policy of the state.”19

The general presumption against a contractual relationship may be overcome where the language of the statute at issue indicates an intent to create contractual rights. To determine whether a contract has been created by a statute, courts have explained, “it is of first importance to examine the language of the statute.”20 On this score, the United States Supreme Court has held

[17]

U.S. Trust, 431 U.S. at 23. The Supreme Court has sometimes indicated that Contract Clause challenges should be reviewed in three steps and sometimes indicated the review shall involve two steps. Compare Energy Reserves, 459 U.S. at 411-12 (identifying three-part test: (1) “substantial impairment,” (2) “significant and legitimate public purpose,” and (3) “reasonable” and “appropriate” means), with Sveen v. Melin, –– U.S. ––, 138 S. Ct. 1815, 1821-22 (2018) (referencing two-part test: (1) “substantial impairment,” and (2) “whether the state law is drawn in an appropriate and reasonable way to advance a significant and legitimate public purpose” (internal quotation marks omitted)). Whether articulated as a three-part or two-part test, however, the substance of the inquiry is the same. Melendez v. City of New York, 16 F.4th 992, 1031 (2d Cir. 2021).

[18]	Nat’l R.R. Passenger Corp. v. Atchison, Topeka & Santa Fe Ry. Co., 470 U.S. 451, 465–66 (1985) (quoting Dodge v. Bd. of Education, 302 U.S. 74, 79 (1937)).
[19]	Id. at 466 (citing Ind. ex. Rel. Anderson v. Brand, 303 U.S. 95, 104–05 (1938)).
[20]	Dodge, 302 U.S. at 78.

To the Persons Listed on the Attached Schedule I

[closing date], 2025

that a statute creates a contractual relationship between a state and private parties if the statute contains adequate language of contractual undertaking.21 According to the Court, a statutory contract is created “when the language and circumstances evince a legislative intent to create private rights of a contractual nature enforceable against the State.”22

Several Supreme Court decisions support the conclusion that the State Pledge creates a contractual relationship between the State and the Bondholders. For example, in U.S. Trust, the Supreme Court affirmed the trial court’s uncontested finding that a statutory covenant between two states that benefitted the holders of certain bonds gave rise to a contractual obligation between the states and those bondholders.23 The covenant at issue limited the ability of the Port Authorities of New York and New Jersey to subsidize rail-passenger transportation with revenues and reserves pledged as security for various bonds. In finding the presence of a contract between the states and the bondholders, the Court emphasized that “[t]he intent to make a contract is clear from the statutory language: ‘The 2 States covenant and agree with each other and with the holders of any affected bonds.’”24

Similarly, in Brand, the Supreme Court held that the Indiana Teachers’ Tenure Act formed a contract between the state and specified teachers because the statutory language showed a clear contractual intent. Specifically, the Court based its decision on the legislature’s repeated and intentional use of the word “contract” throughout the statute to describe the legal relationship between the state and the impacted teachers.25 “The title of the act,” too, was “couched in terms of contract,” and “[t]he tenor of the act indicate[d] that the word ‘contract’ was not used inadvertently or in other than its usual legal meaning.”26

[21]	See Brand, 303 U.S. at 104–05 (noting that “the cardinal inquiry is as to the terms of the statute supposed to create such a contract”); U.S. Trust, 431 U.S. at 17–18, 17 n.14.
[22]	U.S. Trust, 431 U.S. at 17 n.14; accord West 95 Housing Corp. v. New York City Dep’t of Housing Pres. and Dev., 31 F.App’x 19, 20–21 (2d Cir. 2002) (quoting U.S. Trust, 431 at 17 n.14).
[23]	Id. at 17–18.
[24]	Id. at 18 (quoting 1962 N.J. LAWS, c. 8, § 6; 1962 N.Y. LAWS, c. 209, § 6).
[25]

Brand, 303 U.S. at 105. That said, the mere use of the word “contract,” without more, will not necessarily establish the requisite contractual intent. See Nat’l R.R., 470 U.S. at 470. Indeed, in National Railroad, the Court found that the use of the word “contract” in the Rail Passenger Service Act defined only the relationship between the newly created nongovernmental corporation Amtrak and the railroads, not a contractual relationship between the United States and the railroads. The Court made clear that “[l]egislation outlining the terms on which private parties may execute contracts does not on its own constitute a statutory contract.” Id. at 467.

[26]	Brand, 303 U.S. at 105.

To the Persons Listed on the Attached Schedule I

[closing date], 2025

Like the language of the covenants considered in U.S. Trust and Brand, the language of the State Pledge manifests the New York legislature’s intent to bind the State. In particular, the State Pledge provides, in pertinent part, that “[t]he state pledges to and agrees with the holders of recovery bonds, any assignee and all financing parties that the state will not in any way take or permit any action that limits, alters or impairs the value of recovery property or, except as required by a true-up mechanism described in the financing order, reduce, alter or impair recovery charges that are imposed, collected and remitted for the benefit of the owners of recovery bonds, any assignee, and all financing parties, until all principal, interest and redemption premium in respect of recovery bonds, all other financing costs and all amounts to be paid to an assignee or financing party under an ancillary agreement are paid or performed in full.”27 Similar to the terms “covenant” and “agree” quoted in U.S. Trust, and the word “contract” in Brand, the terms “pledge” and “agree” evince a desire to create private rights of a contractual nature enforceable against the State. And “[t]he tenor of the” State Pledge, as in Brand, indicates that those words were “not used inadvertently or other than [their] usual legal meaning.”28 Also consistent with the language at issue in U.S. Trust, the State Pledge names the beneficiaries of the State’s pledge and agreement.29 Finally, it bears mention that the State authorized an issuer of Bonds to include the State Pledge in contracts with the holders of Bonds (such as the Bondholders).30 On this record, there is ample evidence to overcome the general presumption against statutory contracts and to conclude that the State Pledge creates a contractual relationship between the State and the Bondholders under the Federal Contract Clause. Perhaps equally important, we are unaware of any circumstances surrounding the enactment of the Securitization Act suggesting that the New York legislature did not intend to bind contractually the State through the State Pledge.

B.  The Reserved Powers Doctrine

As noted, the reserved powers doctrine limits the State’s ability to contract away an essential attribute of its sovereignty.31 According to this doctrine, if a contract purports to capitulate a state’s “reserved powers,” such a contract is void as a matter of law. Although the

[27]	2024 Laws of New York, Chapter 224 § 9(1).
[28]	Brand, 303 U.S. at 105.
[29]	2024 Laws of New York, Chapter 224 § 9(1) (“The state pledges to and agrees with the holders of recovery bonds, any assignee and all financing parties . . . .”).
[30]

Id. § 9(2) (“Any person that issues recovery bonds shall be permitted to include the pledge specified in subdivision 1 of this section on the face of such bonds and in any ancillary agreements or other documentation related to the issuance and marketing of such bonds.”).

[31]	U.S. Trust, 431 U.S. at 23.

To the Persons Listed on the Attached Schedule I

[closing date], 2025

scope of the reserved powers doctrine has not been precisely defined by courts, Supreme Court case law has established that a state cannot enter into contracts that forbid the exercise of the state’s police powers or the state’s power of eminent domain.32 On the other hand, the Court has made clear that a state’s “power to enter into effective financial contracts cannot be questioned,” and promises that are “purely financial” do not necessarily compromise a state’s reserved powers.33

In our view, the State Pledge does not purport to surrender any reserved powers of the State. Although the State’s commitment not to “take or permit any action that limits, alters or impairs the value of recovery property or . . . reduce, alter or impair recovery charges that are imposed, collected and remitted” arguably is broader than the commitment in U.S. Trust that revenues and reserves securing bonds would not be depleted beyond a certain level,34 the State Pledge does not purport to contract away or forbid the future exercise of the State’s power of eminent domain or police power to protect public health and safety. Through “financing order[s]” (like the Financing Order), the State will authorize electric utilities to issue “recovery bonds” (such as the Bonds) and pledges not to impair the value of the “recovery property” (i.e., the Recovery Property) securing such instruments. In other words, the State Pledge constitutes an agreement made by the State not to impair the financial security for recovery bonds to foster the capital markets’ acceptance of such bonds, which are expressly authorized and will be issued to facilitate the recovery of the costs of catastrophic storms. As such, we believe that the State Pledge is akin to the “financial contract” involved in U.S. Trust, and therefore would not be viewed as an impermissible surrender of an essential attribute of state sovereignty.

C.  The State’s Burden to Justify an Impairment

To survive scrutiny under the Federal Contract Clause, a substantial impairment by a state of a statutory contract can be justified only with “a significant and legitimate public purpose . . . such as the remedying of a broad and general social or economic problem.”35 In addition, the state must show that its action causing a substantial impairment is “reasonable and necessary to serve” such a public purpose. Admittedly, this analysis is case- and fact-specific, but the contours of the analysis are illustrated by several decisions of the United States Supreme Court.

[32]	Id. at 23–24, 24 nn.20–21 (citing Stone v. Mississippi, 101 U.S. 814, 817 (1880); W. River Bridge Co. v. Dix, 47 U.S. 507, 525–26 (1848)).
[33]

Id. at 24; see also Cont’l Ill. Nat’l Bank & Trust Co. v. Washington, 696 F.2d 692, 699 (9th Cir. 1983) (“Thus, insofar as the purely financial aspects of the agreement are concerned, reservations are not to be lightly inferred.”).

[34]	2024 Laws of New York, Chapter 224 § 9(1); U.S. Trust, 431 U.S. at 25.
[35]

Energy Reserves, 459 U.S. at 411–12 (citation omitted). We are aware of no authority supporting the proposition that the will of the people, in and of itself, constitutes a broad and significant public purpose sufficient for a substantial impairment by a state of a statutory contract to survive a challenge under the Federal Contract Clause.

To the Persons Listed on the Attached Schedule I

[closing date], 2025

For instance, in Home Building & Loan Association v. Blaisdell—“the leading case in the modern era of [Federal] Contract Clause interpretation”36—the Court assessed a challenge to a Minnesota law that, in response to economic conditions caused by the Great Depression: (1) authorized county courts to extend the period of redemption from foreclosure sales on mortgages “for such additional time as the court may deem just and equitable,” subject to certain limitations; and (2) regulated actions for deficiency judgments.37 In upholding the Minnesota law, the Court relied on the following factors: (1) an economic emergency threatened the loss of homes and land that provided state residents with necessary shelter and means of subsistence; (2) the law was not enacted for the benefit of specific individuals but for the protection of a broad interest of society; (3) the relief provided by the law was appropriately tailored to the emergency and could only be granted in reasonable conditions; (4) the conditions on which the law extended the period of redemption were not unreasonable; and (5) the law was temporary in operation and limited to the emergency on which it was based.

During the same term, the Supreme Court qualified its decision in Blaisdell, emphasizing the importance of the last factor analyzed—i.e., “the temporary and conditional relief which the legislation granted.”38 In that case, the Court addressed a challenge to an Arkansas law providing that money paid to any Arkansas resident as the insured or beneficiary designated under an insurance policy would be exempt from liability or seizure under judicial process.39 The Court struck down the Arkansas law under the Federal Contract Clause, and in so doing noted that the Arkansas law was not a temporary emergency measure like the Minnesota law at issue in Blaisdell. Two other contemporaneous opinions issued by the Supreme Court vacated laws passed in response to the economic emergency created by the Great Depression, thereby reinforcing the notion that, to be justified, an impairment must be the result of a reasonable, necessary, and tailored response to a broad and significant public concern.40

[36]

U.S. Trust, 431 U.S. at 15; see also HAPCO v. City of Philadelphia, 482 F. Supp. 3d 337, 350 (E.D. Pa. 2020 ) (continuing to refer to Blaisdell as “[t]he leading case in the modern era of [Federal] Contract Clause interpretation”); Melendez, 16 F.4th at 1038 (stating that the court was “[a]pplying the principles identified in Blaisdell and its progeny”).

[37]	290 U.S. 398, 415–18 (1934).
[38]	W.B. Worthen Co. v. Thomas, 292 U.S. 426, 434 (1934).
[39]	Id. at 429–30.
[40]	See Treigle v. Acme Homestead Ass’n, 297 U.S. 189 (1936); W.B. Worthen Co. v. Kavanaugh, 295 U.S. 56 (1935).

To the Persons Listed on the Attached Schedule I

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Relatedly, the deference that courts give to a legislature’s determination of the need for an impairment has turned on whether the contract at issue is a private one or whether the state is a contracting party. In fact, any deference, the Supreme Court has instructed, to legislative judgment as to the necessity and reasonableness of a particular action, “is not appropriate” when the state is a party to the contract at issue.41 In that circumstance, a “stricter standard” should apply, for as the Court in Energy Reserves pointed out, “[i]n almost every case, the Court has held a governmental unit to its contractual obligations when it enters financial or other markets.”42 The Second Circuit, too, has held that “[w]hen a state’s legislation is self-serving and impairs the obligations of its own contracts, courts are less deferential to the state’s assessment of reasonableness and necessity.”43

The leading case involving the impairment of contracts to which the state is a party is U.S. Trust. There, two states agreed not to deplete the revenues and reserves securing certain bonds below a specified level. The states thereafter repealed that promise, justifying the repeal with the purported need to finance new mass transit projects in order to promote and encourage additional use of public transportation in light of energy shortages and environmental concerns.44 The Court ruled that the states’ action was invalid under the Federal Contract Clause because repeal of the covenant was “neither necessary to achievement of the plan nor reasonable in light of the circumstances.”45 The Court further stated that a modification less drastic than total repeal would have permitted the states to achieve their plan to improve commuter rail service, and, in fact, the states could have achieved that goal without modifying the covenant at all. For example, the states could have “discourage[d] automobile use through taxes on gasoline or parking, . . . and use[d] the revenues to subsidize mass transit projects.”46

Moreover, the Court contrasted the legislation under consideration with the statute challenged in City of El Paso v. Simmons, which limited to five years the reinstatement rights of defaulting purchasers of land from the state.47 For many years prior to the enactment of that statute,

[41]

U.S. Trust, 431 U.S. at 25–26. The Second Circuit applies a “less deference” standard where the contract at-issue is public and there is “some indicia” that the state impaired the contract “out of its own self-interest.” Sullivan v. Nassau Cnty. Interim Fin. Auth., 959 F.3d 54, 65–66 (2d Cir. 2020) (quoting Buffalo Teachers Fed., 464 F.3d at 369–70.

[42]	459 U.S. at 412–13 n.14.
[43]	Buffalo Teachers Fed., 464 F.3d at 369 (citing Condell v. Bress, 983 F.2d 415, 418 (2d Cir. 1993)).
[44]	431 U.S. at 28–29.
[45]	Id. at 29.
[46]	Id. at 30 n.29.
[47]	379 U.S. 497 (1965).

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defaulting purchasers were allowed to reinstate their claims upon written request and payment of delinquent interest unless the rights of third parties had intervened. In U.S. Trust, the Court opined that this older statute “had effects that were unforeseen and unintended by the legislature when originally adopted” in that “speculators were placed in a position to obtain windfall benefits.”48 Thus, according to the Court, the state’s adoption of a statute of limitations was reasonable to restrict parties to gains expected from the contract when the original statute was adopted. By comparison, the need for mass transportation in New York and New Jersey was not a new development and the likelihood that publicly owned commuter railroads would produce substantial deficits was well known when the states adopted the covenant.49

The U.S. Trust Court also distinguished its prior holding in Faitoute Iron & Steel Co. v. City of Asbury Park,50 which was, at that point, the “only time in th[e 20th] century that alteration of a municipal bond contract ha[d] been sustained.”51 Faitoute involved a state municipal reorganization act under which bankrupt local governments could be placed in receivership by a state agency. The holders of certain municipal revenue bonds received new securities bearing lower interest rates and later maturities. As recounted in U.S. Trust, the Faitoute Court rejected the bondholders’ Federal Contract Clause claims on the ground that the “old bonds represented only theoretical rights; as a practical matter the city could not raise its taxes enough to pay off its creditors under the old contract terms,” and thus the plan “enabled the city to meet its financial obligations more effectively.”52 U.S. Trust explained that the obligation in Faitoute was “discharged, not impaired” by the plan.53

The case law demonstrates that the State bears a substantial burden in attempting to justify a significant impairment of a contract to which it is a party. As the Supreme Court put it, “[i]n almost every case, the Court has held a governmental unit to its contractual obligations when it enters financial or other markets.”54 That is because a state action that impairs contracts to which it is a party must further a significant, legitimate, and broad public purpose. And that public

[48]	U.S. Trust, 431 U.S. at 31.
[49]	Id. at 31–32.
[50]	316 U.S. 502 (1942).
[51]	U.S. Trust, 431 U.S. at 27.
[52]	Id. at 28.
[53]	Id.
[54]	Energy Reserves, 459 U.S. at 412 n.14 (citing U.S. Trust, 431 U.S. at 25–28); see also, e.g., Kavanaugh, 295 U.S. 56; Murray v. Charleston, 96 U.S. 432 (1877).

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purpose must be served by a reasonable, necessary, and carefully tailored measure, since “a State is not free to impose a drastic impairment when an evident and more moderate course would serve its purposes equally well.”55

Subject to the qualifications, limitations, and assumptions set forth in this letter, it is our opinion that a reviewing court of competent jurisdiction, in a properly prepared and presented case, would conclude that the State Pledge constitutes a contractual relationship between the Bondholders and the State under the Federal Contract Clause. We are also of the view that, absent a demonstration by the State that an Impairment is necessary to further a significant and legitimate public purpose, and upon a finding by the court that an evident and more moderate course would serve the State’s purposes equally well, the Bondholders (or the Indenture Trustee acting on their behalf) could successfully challenge under the Federal Contract Clause the constitutionality of any Legislative Action determined by such court to limit, alter, or impair the value of the Recovery Property or reduce, alter, or impair the Recovery Charges so as to cause an Impairment before the Bonds are fully paid and discharged.

II.	INJUNCTIVE RELIEF

In a challenge to Legislative Action under the Federal Contract Clause, we expect that a plaintiff would seek, among other potential remedies, an injunction preventing state officials from enforcing the provisions of such Legislative Action.56 A preliminary injunction would serve to delay the implementation of the Legislative Action pending the final resolution of the Contract Clause challenge, whereas a permanent injunction would prevent any future implementation of the Legislative Action once the court has resolved the merits of the litigation.

A.	The Availability of Preliminary Injunctive Relief in Federal Court

A federal court balances the following equitable factors in deciding whether to grant preliminary injunctive relief: (1) whether the party seeking an injunction is likely to succeed on the merits; (2) whether the party is likely to suffer irreparable harm in the absence of injunctive relief; (3) whether the balance of equities tips in favor of the party seeking the injunction; and (4)

[55]	U.S. Trust, 431 U.S. at 31.
[56]

Notably, if a plaintiff also sought money damages in federal court, the state defendant(s) could claim immunity. The Eleventh Amendment generally bars federal courts from granting money damages against the State, unless the State waived that immunity. Li v. Lorenzo, 712 F. App’x 21, 22 (2d Cir. 2017) (“The Eleventh Amendment precludes suits against states unless the state expressly waives its immunity or Congress abrogates that immunity.”); Irazu v. Sainz De Aja, No. 23-702-cv, 2023 WL 8447256, at *1 (2d Cir. Dec. 6, 2023) (“The Eleventh Amendment provides immunity from suits for money damages in federal courts to states, state entities, and state officials acting in their official capacities.”).

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whether an injunction is in the public interest.57 The decision to grant or deny a preliminary injunction is committed to the sound discretion of a federal district court, and the court’s exercise of that discretion is reviewed on appeal under the deferential “abuse of discretion” standard.58

Success on the Merits. For purposes of this opinion, and consistent with the assumptions above, we assume that a reviewing court would find a strong likelihood of success on the merits, i.e., that the Legislative Action is likely an Impairment. Thus, we examine only the three remaining elements of the standard for a preliminary injunction.59

Irreparable Harm. In evaluating the irreparable harm prong on a request for a preliminary injunction, federal courts evaluate whether (1) there is a sufficient causal connection between the alleged injury and the conduct sought to be enjoined;60 (2) irreparable injury is likely in the absence of an injunction;61 (3) the threat of harm to the plaintiff is immediate;62 and (4) litigation can offer monetary compensation instead, i.e., an availability of an alternative remedy.63

[57]

See, e.g., Winter v. Nat. Res. Def. Council, Inc., 555 U.S. 7, 20 (2008); Citigroup Glob. Mkts., Inc. v. VCG Special Opportunities Master Fund Ltd., 598 F.3d 30, 34 (2d Cir. 2010) (applying the standard announced in Winter).

[58]	Citigroup Glob. Mkts., Inc., 598 F.3d at 34.
[59]

In the Second Circuit, “district courts may grant a preliminary injunction where a plaintiff demonstrates irreparable harm and meets either of two standards: (a) a likelihood of success on the merits, or (b) sufficiently serious questions going to the merits to make them a fair ground for litigation, and a balance of hardships tipping decidedly in the movant’s favor.” Trump v. Deutsche Bank AG, 943 F.3d 627, 635 (2d Cir. 2019) (internal quotation marks and citation omitted) (emphasis added). The Second Circuit has concluded that Winter did not preclude the Second Circuit’s use of the less rigorous serious-questions standard. See Citigroup Glob. Mkts., Inc. v. VCG Special Opportunities Master Fund Ltd., 598 F.3d 30, 35–28 (2d Cir. 2010).

The Second Circuit, however, has “repeatedly stated that the serious-questions standard cannot be used to preliminarily enjoin governmental action.” Trump, 943 F.3d at 637. Instead, parties seeking to preliminarily enjoin governmental action, including “governmental action taken in the public interest pursuant to a statutory or regulatory regime,” must generally demonstrate the more rigorous likelihood of success on the merits standard. Id.; but see also id. at 638–39 (analyzing situations where the serious-questions standard could apply to reviewing a request to enjoin governmental action). In any event, as discussed above, we assume that a reviewing court would find a strong likelihood of success on the merits in seeking to enjoin Legislative Action, so we do not examine the less rigorous serious-questions standard in the context of seeking a preliminary injunction of Legislative Action.

[60]	See, e.g., Salinger v. Colting, 607 F.3d 68, 82 (2d Cir. 2010) (“[P]laintiffs must show that, on the facts of their case, the failure to issue an injunction would actually cause irreparable harm.”).
[61]	See Winter, 555 U.S. at 22.
[62]

See Kuklachev v. Gelfman, 629 F. Supp. 2d 236, 249 (E.D.N.Y. 2008) (“The plaintiff must show a ‘real or immediate threat that the plaintiff will be wronged again.’”) (quoting Schroedel v. New York Univ. Med. Ctr., 885 F. Supp. 594, 598 (S.D.N.Y. 1995)), aff’d, 361 F. App’x 161 (2d Cir. 2009)).

[63]

See Sampson v. Murray, 415 U.S. 61, 90 (1974); Faively Transp. Malmo AB v. Wabtec Corp., 559 F.3d 110, 118 (2d Cir. 2009) (“Where there is an adequate remedy at law, such as an award of money damages, injunctions are unavailable except in extraordinary circumstances.”) (quoting Moore v. Consol. Edison Co. of N.Y., 409 F.3d 60, 66 (2d Cir. 2005)); Hoblock v. Albany Cnty. Bd. of Elections, 422 F.3d 77, 97 (2d Cir. 2005) (finding that irreparable harm is an injury that “cannot be remedied by an award of monetary damages”) (quoting Shapiro v. Cadman Towers, Inc., 51 F.3d 328, 332 (2d Cir. 1995)); 11A Wright & Miller, Fed. Prac. & Proc. Civ. § 2948.1 (3d ed.) (“a preliminary injunction usually will be denied if it appears that the applicant has an adequate alternate remedy in the form of money damages or other relief” (footnote omitted) (collecting cases)).

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Causation. To obtain a preliminary injunction, Bondholders would have to prove that enforcement of the Legislative Action caused harm to them, such as loss of expected payments or loss of bond value. Because an Impairment, by definition, is Legislative Action that operates to the detriment of Bondholders, we believe that Bondholders would be able to show causation.

Likelihood of Injury. Bondholders would also have to prove that their harm is likely in the absence of an injunction. Again, however, the presence of likely harm is what makes the Legislative Action an Impairment in the first place. Thus, we assume here that Bondholders could prove likely harm without an injunction. As noted below, with respect to alternative remedies, where a constitutional violation is established, the irreparable injury element is satisfied.

Immediacy. If scheduled payments are disrupted or bond values are depressed by Legislative Action before a trial on the merits, then the Bondholders can prove immediate harm. If, however, a trial on the merits could take place before such harm occurs, then the harm may not be immediate enough to support a preliminary injunction.64

[64]

See, e.g., Freedom Holdings, Inc. v. Spitzer, 408 F.3d 112, 114 (2d Cir. 2005) (“To satisfy the irreparable harm requirement, Plaintiffs must demonstrate that absent a preliminary injunction they will suffer ‘an injury that is neither remote nor speculative, but actual and imminent,’ and one that cannot be remedied ‘if a court waits until the end of trial to resolve the harm.’”) (quoting Rodriguez v. DeBuono, 175 F.3d 227, 233 (2d Cir. 1999)).

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Alternative Remedies. Unless the State waives immunity, the Eleventh Amendment bars federal courts from granting money damages against the State. Thus, absent such a waiver, money damages would be unavailable to redress the harm to the Bondholders from the Legislative Action. Moreover, where a “constitutional violation is established,” for instance a violation of the Federal Contract Clause, “usually no further showing of irreparable injury is necessary” to obtain a preliminary injunction.65

Balance of Equities. In deciding whether to grant a preliminary injunction, courts typically identify the harm that a preliminary injunction might cause the defendant, and weigh that harm against the plaintiff’s threatened injury.66 Here, a court will likely consider the balance of harm in the “public interest” step of the analysis because the balance of equities and the public interest often merge when the government is the party opposing the request for a preliminary injunction.67

Public Interest. In assessing the last element of a preliminary injunction request, courts “pay particular regard for the public consequences in employing the extraordinary remedy of injunction.”68 In fact, “[a]ny time a State is enjoined by a court from effectuating statutes enacted by representatives of its people, it suffers a form of irreparable injury.”69 But there is federal case law that is clear that there is no “blanket presumption in favor of the government in all preliminary injunction cases.”70 However, the government has no interest in enforcing unconstitutional laws.71 Thus, if a court determines that the Bondholders have established a substantial likelihood that a Legislative Action is unconstitutional under the Contract Clause—and, for the reasons explained above, we believe they can—then the “public interest” factor will counsel in favor of an injunction.

[65]

11A Charles Alan Wright, Arthur R. Miller & Edward H. Cooper, FEDERAL PRACTICE AND PROCEDURE § 2944, at 94 (3d ed. 2009) (citing cases); Connecticut Dep’t of Env’t Protection v. O.S.H.A., 356 F.3d 226, 231 (2d Cir. 2004) (“[W]e have held that the alleged violation of a constitutional right triggers a finding of irreparable harm.”) (internal quotation marks and citations omitted).

[66]	See Winter, 555 U.S. at 24.
[67]	See Nken v. Holder, 556 U.S. 418, 435 (2009).
[68]	Winter, 555 U.S. at 24; see also Salazar v. Buono, 559 U.S. 700, 714 (2010); see also Salinger v. Colting, 607 F.3d 68, 79 (2d Cir. 2010).
[69]	Maryland v. King, 567 U.S. 1301, 1303 (2012) (internal quotation marks omitted).
[70]	Rodriguez v. Robbins, 715 F.3d 1127, 1145–46 (9th Cir. 2013).
[71]

See N.Y. Progress & Prot. PAC v. Walsh, 733 F.3d 483, 488 (2d Cir. 2013); Centro Tepeyac v. Montgomery Cnty., 722 F.3d 184, 191 (4th Cir. 2013) (en banc); KH Outdoor, LLC v. City of Trussville, 458 F.3d 1261, 1272 (11th Cir. 2006).

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Based on the foregoing, the Bondholders likely could satisfy the standards for preliminary injunctive relief to prevent an unconstitutional Impairment, although much will depend on the particulars of the Legislative Action.

B.	The Availability of Permanent Injunctive Relief in Federal Court

The requirements for a permanent injunction are much the same as those for a preliminary injunction. As noted above, the only meaningful difference is that, to obtain a permanent injunction, the Bondholders must show actual success on the merits, i.e., prevailing at trial.72 Because we expect that the Bondholders could obtain a preliminary injunction (subject to the caveats described above), we also expect that they could obtain a permanent injunction after succeeding at trial.

III.	THE FEDERAL TAKINGS CLAUSE

The Federal Takings Clause provides that private property shall not “be taken for public use, without just compensation.”73 The Federal Takings Clause is applicable to state action via the Fourteenth Amendment,74 and the Clause covers both tangible and intangible property.75 Rights under contracts can be property for purposes of the Federal Takings Clause,76 but legislation that “disregards or destroys” contract rights does not always constitute a taking.77 Where intangible property is at issue, state law will determine whether a property right exists. And if a court determines that an intangible asset is property, the court will then consider whether the owner of that property interest had a “reasonable investment-backed expectation” that the property right would be protected.78

[72]

See eBay Inc. v. MercExchange, L.L.C., 547 U.S. 388, 391 (2006); New York Civ. Liberties Union v. New York City Transit Auth., 684 F.3d 286, 294 (2d Cir. 2012) (“The requirements for a permanent injunction are ‘essentially the same’ as for a preliminary injunction, except that the moving party must demonstrate ‘actual success’ on the merits.”).

[73]	U.S. Const. amend. V.
[74]	See Webb’s Fabulous Pharmacies, Inc. v. Beckwith, 449 U.S. 155, 160 (1980).
[75]	See Ruckelshaus v. Monsanto Co., 467 U.S. 986, 1003 (1984).
[76]	See Lynch v. United States, 292 U.S. 571, 577 (1934).
[77]	See Connolly v. Pension Benefit Guar. Corp., 475 U.S. 211, 224 (1986).
[78]	PruneYard Shopping Ctr. v. Robins, 447 U.S. 74, 83 (1980); see also 2 Ronald D. Rotunda & John E. Nowak, TREATISE ON CONSTITUTIONAL LAW: SUBSTANCE AND PROCEDURE § 15.12(a)(iii), at 971 (5th ed. 2012).

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The United States Supreme Court has suggested that the Federal Takings Clause may be implicated by a diverse range of government actions, including when the government (1) permanently appropriates or denies all economically productive use of property;79 (2) destroys property other than in response to emergency conditions;80 and (3) reduces, alters, or impairs the value of property so as to unduly interfere with reasonable investment-backed expectations.81 To decide whether a particular interference is “undue,” courts have considered the nature of the governmental action and weighed the public purpose served by the action against the degree to which it interferes with legitimate property interests and/or investment-backed expectations.82

The Supreme Court has identified two categories of regulatory action that constitute per se takings: (1) regulations that require a property owner to suffer a permanent physical invasion of property, and (2) regulations that deprive the owner of all economically beneficial use of the property.83 Beyond these two narrow categories, challenges to regulations that interfere with protected property interests are governed by the three-part test set forth in Penn Central Transportation Co. v. City of New York.84 Under that test, a regulation constitutes a taking if it denies a property owner “economically viable use” of that property, which is, in turn, determined by three factors: (1) the character of the governmental action; (2) the economic impact of the regulation on the claimant; and (3) the extent to which the regulation has interfered with distinct investment-backed expectations.85

[79]

See, e.g., Connolly, 475 U.S. at 225; Palazzolo v. Rhode Island, 533 U.S. 606, 617 (2001); Lucas v. S.C. Coastal Council, 505 U.S. 1003, 1027–28 (1992); United States v. Sec. Indus. Bank, 459 U.S. 70, 77 (1982).

[80]

The emergency exception to the just compensation requirement of the Federal Takings Clause often arises in cases involving the government’s activities during military hostilities. See, e.g., Nat’l Bd. of Young Men’s Christian Ass’ns v. United States, 395 U.S. 85 (1969); United States v. Cent. Eureka Mining Co., 357 U.S. 155 (1958). Of note, though, the exception is not limited to wartime activities. See Miller v. Schoene, 276 U.S. 272 (1928).

[81]	See Connolly, 475 U.S. at 224–25; Cent. Eureka Mining, 357 U.S. 155.
[82]	See, e.g., Keystone Bituminous Coal Ass’n v. DeBenedictis, 480 U.S. 470, 485 (1987).
[83]	Lingle v. Chevron U.S.A. Inc., 544 U.S. 528, 538 (2005).
[84]	438 U.S. 104 (1978).
[85]	Id. at 124, 138 n.36.

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The first Penn Central factor requires the Court to examine “the purpose and importance of the public interest underlying a regulatory imposition” with an “inquir[y] into the degree of harm created by the claimant’s prohibited activity, its social value and location, and the ease with which any harm stemming from it could be prevented.”86

The second Penn Central factor incorporates the principle enunciated by Justice Holmes many years ago: “Government hardly could go on if to some extent values incident to property could not be diminished without paying for every such change in the general law.”87 Nevertheless, “not every destruction or injury to property by governmental action has been held to be a ‘taking’ in the constitutional sense.”88 Diminution in property value alone, for example, does not constitute a taking unless accompanied by serious economic harm.

The third and final Penn Central factor is to limit takings recovery to owners “who could demonstrate that they bought their property in reliance on a state of affairs that did not include the challenged regulatory regime.”89 The burden under this factor of showing interference with reasonable, investment-backed expectations is a heavy one.90 Indeed, a reasonable, investment-backed expectation “must be more than a ‘unilateral expectation or an abstract need,’”91 and “legislation readjusting rights and burdens is not unlawful solely because it upsets otherwise settled expectations.”92 To sustain a claim under the Federal Takings Clause, the challenging party must show that it had a “reasonable expectation” at the time the contract was entered that the party “would proceed without possible hindrance” arising from changes in government policy.93

[86]

Maritrans Inc. v. United States, 342 F.3d 1344, 1356 (Fed. Cir. 2003) (internal quotation marks omitted); see also 74 Pinehurst LLC v. New York, 59 F.4th 557, 568 (2d Cir. 2023) (“The Supreme Court has instructed that in analyzing the ‘character’ of the governmental action, courts should focus on the extent to which a regulation was ‘enacted solely for the benefit of private parties’ as opposed to a legislative desire to serve ‘important public interests.’”) (quoting Keystone Bituminous Coal Ass’n v. DeBenedictis, 480 U.S. 470, 485–86 (1987)).

[87]	Penn. Coal Co. v. Mahon, 260 U.S. 393, 413 (1922).
[88]	Armstrong v. United States, 364 U.S. 40, 48 (1960).
[89]	Allen v. Cuomo, 100 F.3d 253, 262 (2d Cir. 1996) (quoting Loveladies Harbor, Inc. v. United States, 28 F.3d 1171, 1176 (Fed. Cir. 1994)).
[90]	DeBenedictis, 480 U.S. at 493.
[91]	Monsanto, 467 U.S. at 1005–06 (quoting Webb’s Fabulous Pharmacies, 449 U.S. at 161).
[92]	Usery v. Turner Elkhorn Mining Co., 428 U.S. 1, 16 (1976).
[93]	Chang v. United States, 859 F.2d 893, 897 (Fed. Cir. 1988).

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We are not aware of any case law that addresses the applicability of the Federal Takings Clause in the context of a purported exercise by a state of its police power to abrogate or impair contracts otherwise binding on the state. The outcome, thus, of any claim that interference by the State with the value of the Recovery Property without compensation is unconstitutional would likely depend on factors such as the State interest furthered by that interference and the extent of financial loss to the Bondholders caused by that interference. Also relevant to a court’s inquiry would be the extent to which the Bondholders had a reasonable expectation that changes in government policy and regulation would not interfere with their investment. With respect to the last factor, we note that the Securitization Act expressly provides for the creation of Recovery Property in connection with the issuance of the Bonds, and further provides that the Order, once final, is irrevocable.94 Moreover, through the State Pledge, the State has “pledge[d] and agree[d] with the holders of recovery bonds” not to impair the value of the Recovery Property.95 Given the foregoing, we believe that Bondholders very likely have reasonable investment-backed expectations in their investments in the Bonds.

Based on our analysis of relevant judicial authority, it is our opinion, as set forth above and subject to the qualifications, limitations, and assumptions in this letter, that under the Federal Takings Clause, a reviewing court of competent jurisdiction would hold that the State is required to pay just compensation to the Bondholders if the State’s repeal or amendment of the Securitization Act or any other action by the State in contravention of the State Pledge constituted a Taking. As noted earlier, in determining whether there is an undue interference, a court would consider the nature of the governmental action and weigh the public purpose served by that action against the degree to which the action interferes with the legitimate property interests and distinct investment-backed expectations of the Bondholders. There can be no assurance, however, that any such award of just compensation would be sufficient to pay the full amount of principal of and interest on the Bonds.

[94]

2024 Laws of New York, Chapter 224 § 3(5)(g) (“A financing order issued by the commission to a utility corporation shall: . . . [p]rovide and pledge that after the earlier of the transfer of recovery property to an assignee or the issuance of recovery bonds authorized thereby, a financing order is irrevocable until the indefeasible payment in full of the recovery bonds and the financing costs . . . .”)

[95]	Id. § 9(1).

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IV.	THE NEW YORK TAKINGS CLAUSE

The New York Takings Clause provides that “[p]rivate property shall not be taken for public use without just compensation.”96 “The guarantee against Takings provided by the New York Constitution is generally treated as coextensive to that of the U.S. Constitution.”97 Courts have thus followed the United States Supreme Court’s holdings, including Ruckelshaus, Connolly, and Eastern Enters. v. Apfel, in assessing claims under the New York Takings Clause.98

Notably, in Alliance of American Insurers v. Chu,99 the New York Court of Appeals held that a statute diverting earnings of a state-created security fund away from a group of insurance companies that were statutorily obligated to contribute to the fund was a taking of property without just compensation and therefore unconstitutional.100

The New York Court of Appeals found that based on prior legislation that created the fund and that required the insurers to contribute to the fund, the plaintiff insurers had a property interest in income produced by a security fund.101 In holding that the insurers had a vested property interest, the Court of Appeals referred to statutory language that (1) “explicitly granted [the insurers] the right to the income earned on [their] contributions,” (2) “provided a number of assurances that [the insurers’] contributions would be used only for the benefit of the fund and not as the State might otherwise provide in the future,” and (3) included the State’s pledge of “faith and credit for the fund’s safekeeping and [promise] to keep the fund separate and apart from other State moneys.”102 According to the Court of Appeals, “[a]t a minimum, these provisions obligated the State to act in good faith with respect to the fund and its contributors and to ensure that the fund’s assets and earnings would be available for their intended purposes.”103

[96]	N.Y. Const., Art. I, § 7(a).
[97]

DoorDash, Inc. v. City of New York, 692 F. Supp. 3d 268, 296 (S.D.N.Y. 2023) (quoting Heidel v. Hochul, No. 20-CV-10462 (PKC), 2021 WL 4942823, at *9 (S.D.N.Y. Oct. 21, 2021), aff’d sub nom Heidel v. Governor of New York State, No. 21-2860-CV, 2023 WL 1115926 (2d Cir. Jan. 31, 2023)); see also Am. Econ. Ins. Co. v. New York, 30 N.Y.3d 136, 155 (2017) (treating the Federal Takings Clause and the New York Takings Clause as identical for the purposes of its takings analysis).

[98]

See, e.g., Gazza v. New York State Dep’t Env’t Conservation, 89 N.Y.2d 603, 618–19 (1997) (citing Ruckelshaus); Rochester Gas & Elec. Corp. v. Pub. Serv. Comm’n of N.Y., 71 N.Y.2d 313, 324 (1988) (following Connolly); Am. Econ. Ins. Co., 30 N.Y.3d at 155 n.5 (following Eastern Enters. v. Apfel, 524 U.S. 498 (1998)).

[99]	77 N.Y.2d 573 (1991).
100	Id. at 578.
101	Id. at 585.
102	Id. at 587.
103	Id.

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The Court of Appeals found that legislation depriving insurers of the earnings generated by the contributions was invalid because the legislation “eliminate[d] the plaintiffs’ rights with respect to contributions already made.”104 The Court of Appeals held that the legislation diverting income from the insurers was invalid and, as to remedy, required the State to reimburse the insurers for the income diverted from insurers.105

By contrast, in American Economy Insurance Co. v. New York,106 the Court of Appeals held that insurance companies did not have a vested property interest in connection with a statutorily-created fund that paid for workers’ compensation claims that reopened after several years.107 In that case, the State passed legislation closing the fund to claims that reopened after January 1, 2014.108

104	Id. at 589.
105

Id. at 590–92. Although Patterson v. Carey, 363 N.E.2d 1146 (N.Y. 1977) arose in the context of a claim under the Due Process Clause of the New York Constitution, rather than under the New York Takings Clause, the New York Court of Appeals there similarly recognized that bondholders held a protected property interest under similar factual circumstances. In Patterson, the Jones Beach State Parkway Authority had been authorized by a prior statute to undertake various improvements to roadways and facilities, to issue bonds sold to the general investing public to finance that reconstruction program and to charge tolls that were pledged to secure the Authority’s obligation on its bonds. Id. at 1150–51. And the State also pledged in that same statute not to limit or alter the rights vested in the Authority to the detriment of holders of the Authority’s bonds. Id. at 1151. When the State enacted a subsequent statute that rescinded the toll increase and provided that future increases could not be imposed unless the Parkway Authority complied with a new four-stage review process, bondholders brought suit, asserting that the modification of the toll revenue stream backing their bonds was an unconstitutional deprivation of “property,” such property being not only rights relating to the imposition of tolls and their collection, but also the state pledge itself. Id. The Court of Appeals held that the state pledge was a property right and that new statute had violated that property right. Id. at 1152. “Since the toll is the sole source of funds for bond repayment, any limitation on [the Authority’s] power to collect a toll sufficient to pay the bonds deprives the bondholders of an essential attribute of their contract with the authority and with the State and jeopardizes their investment.” Id.

106	30 N.Y.3d 136 (2017).
107	Id. at 155–57.
108	Id. at 143.

To the Persons Listed on the Attached Schedule I

[closing date], 2025

Relying on Alliance of American Insurers, plaintiff insurance companies challenged the State’s closure of the fund to reimburse insurance companies for claims that reopened after January 1, 2014, arguing that plaintiffs had a “constitutionally-protected interest in the value of their contracts with their insureds, and that the diminution in the value of those contracts constitutes a taking.”109 The Court of Appeals distinguished Alliance of American Insurers, finding that unlike the statutory scheme creating a security fund in Alliance of American Insurers, the statutory scheme creating the fund in American Economy Insurance Co. did not “clearly grant[] a vested [property] right.”110 According to the Court of Appeals, “[t]he statutory language providing that the Fund would accept the costs of liability on reopened cases under certain specific circumstances did not provide plaintiffs with any vested right in the Fund’s continued acceptance of reopened cases.”111 In other words, the “right” cited by plaintiffs was “inchoate and subject to contingencies,” unlike the property right that the Court of Appeals identified in Alliance of American Insurers, which the statutory scheme explicitly defined and protected through, in part, a State pledge.112

As stated above, the Securitization Act expressly provides for the creation of Recovery Property in connection with the issuance of the Bonds, and further provides that the Financing Order, once final, is irrevocable.113 Moreover, through the State Pledge, the State has “pledge[d] and agree[d] with the holders of recovery bonds” not to impair the value of the Recovery Property.114

Based on our analysis of relevant federal and state judicial authority discussed above, it is our opinion, as set forth above and subject to the qualifications, limitations, and assumptions in this letter, that under the New York Takings Clause, a reviewing court of competent jurisdiction would hold that the State is required to pay just compensation to the Bondholders if the State’s repeal or amendment of the Securitization Act or any other action by the State in contravention of the State Pledge constituted a Taking. There can be no assurance, however, that any such award of just compensation would be sufficient to pay the full amount of principal of and interest on the Bonds.

109	Id. at 155–56.
110	Id. at 157.
111	Id. at 156.
112	Id. at 156–57.
113

2024 Laws of New York, Chapter 224 § 3(5)(g) (“A financing order issued by the commission to a utility corporation shall: . . . [p]rovide and pledge that after the earlier of the transfer of recovery property to an assignee or the issuance of recovery bonds authorized thereby, a financing order is irrevocable until the indefeasible payment in full of the recovery bonds and the financing costs . . . .”)

114	Id. § 9(1).

To the Persons Listed on the Attached Schedule I

[closing date], 2025

* * * * * * *

This opinion letter may not be relied on in any manner or for any purpose by any person other than the addressees listed on Schedule I hereto. Nor may you rely on this opinion letter for any purpose other than the transactions described herein. This opinion letter may not be quoted, published, communicated, or otherwise made available in whole or in part to any person (including, without limitation, any person who acquires a Bond or any interest therein from an Underwriter), other than the addressees listed on Schedule I hereto, without our specific prior written consent, except that each of the Underwriters may furnish copies of this letter (1) to any of its accountants or attorneys, (2) to comply with any subpoena, order, regulation, ruling, or request of any judicial, administrative, governmental, supervisory, or legislative body or committee or any self-regulatory body (including any securities or commodities exchange or the Financial Industry Regulatory Authority, Inc.), (3) to any other person for the purpose of substantiating an Underwriter’s due diligence defense, and (4) as otherwise required by law. Provided, however, that none of the foregoing persons is entitled to rely hereon unless an addressee hereof, a copy of this opinion letter may be posted by or at the direction of RG&E or the Issuer to an internet website required under Rule 17g-5 promulgated under the Securities Exchange Act of 1934, as amended, and maintained in connection with the ratings on the Bonds solely for the purpose of compliance with such rule or undertakings pursuant thereto made by RG&E or the Issuer, such permission to post a copy of this letter to such website shall not be construed to entitle any person, including any credit rating agency, who is not an addressee hereof to rely on this opinion letter.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement, and to all references to our firm included in or made a part of the Registration Statement. In giving the foregoing consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the related rules and regulations of the U.S. Securities and Exchange Commission.

This opinion letter is being issued as of the date hereof, and we assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances which may hereafter come to our attention with respect to the matters discussed herein, including any changes in applicable law which may hereafter occur.

Very truly yours,

Schedule I

J.P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10017

BofA Securities, Inc.

One Bryant Park, Floor 11

New York, New York 10036

Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

As Representatives of the several Underwriters

Rochester Gas & Electric Corporation

180 S. Clinton Avenue, 5th Floor

Rochester, NY 14607

RG&E Storm Funding, LLC

162 Canco Rd.

Portland, Maine 04103

U.S. Bank Trust Company, National Association

190 S. LaSalle Street, 7th Floor

Chicago, Illinois 60603

U.S. Bank National Association

190 S. LaSalle Street, 7th Floor

Chicago, Illinois 60603

Moody’s Investors Service, Inc.

7 World Trade Center at

250 Greenwich Street, 24th Floor

New York, New York 10007

Attention: ABS/RMBS Monitoring Department

S&P Global Ratings, a division of S&P Global Inc.

55 Water Street, 40th Floor

New York, New York 10041

Attention: Structured Credit Surveillance